Exhibit 10.2
Granted To:
Associate ID:
Award Type:
Grant Date:

THE SCOTTS MIRACLE-GRO COMPANY
LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR EMPLOYEES
(with related Dividend Equivalents)

This Award Agreement describes the type of Award that you have been granted and the terms and conditions of your Award.

1.    DESCRIPTION OF YOUR RESTRICTED STOCK UNITS. You have been granted [Number] Restricted Stock Units (“RSUs”) and an equal number of related Dividend Equivalents. The “Grant Date” of your Award is [Grant Date]. Each whole RSU represents the right to receive one full Share at the time and in the manner described in this Award Agreement. Subject to Section 5 of this Award Agreement, each Dividend Equivalent represents the right to receive an amount equal to the dividends that are declared and paid during the period beginning on the Grant Date and ending on the Settlement Date (as described in Section 4(a) of this Award Agreement) with respect to the Share represented by the related RSU.
To accept this Award Agreement, you must provide your acknowledgement and acceptance of the terms contained herein by completing the on-line grant agreement process facilitated by Merrill Lynch (the “Third Party Administrator”) no later than [Acceptance Date].
2.INCORPORATION OF PLAN AND DEFINITIONS.

(a)This Award Agreement and your RSUs are granted pursuant to and in accordance with The Scotts Miracle-Gro Company Long-Term Incentive Plan effective January 24, 2022 (the “Plan”). All provisions of the Plan are incorporated herein by reference, and your RSUs and related Dividend Equivalents are subject to the terms of the Plan and this Award Agreement. To the extent there is a conflict between this Award Agreement and the Plan, the Plan will govern.

(b)Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.

3.VESTING. Except as provided in Section 6 of this Award Agreement, the RSUs described in this Award Agreement will vest as follows:

(a)General Vesting. Your RSUs described in this Award Agreement will become 100% vested if your employment continues from the Grant Date until the third anniversary of the Grant Date, in this case [Vesting Date] (the “Vesting Date”), and will be settled in accordance with Section 4; or

(b)Accelerated Vesting. Under the following circumstances, your RSUs described in this Award Agreement will vest earlier than the third anniversary of the Grant Date:

(i)If you Terminate because of your death or due to a disability for which you qualify for benefits under Scotts Miracle-Gro Company’s Long-term Disability Plan or another long-term disability plan sponsored by the Company (“Disabled”), your RSUs described in this Award Agreement will become 100% vested as of the date of such event and will be settled in accordance with Section 4 of this Award Agreement;

(ii)    If you Terminate for a reason other than Cause after reaching age 55 and completing at least 10 years of employment with the Company, its Affiliates and/or its Subsidiaries, your RSUs described in this Award Agreement will be deemed to become 100% vested as of the date of such event and will be settled in accordance with Section 4 of this Award Agreement; or

(iii)    If you Terminate due to an involuntary Termination by the Company without Cause no earlier than 180 days before the Vesting Date, your RSUs described in this Award Agreement will be deemed to become 100% vested as of the date of such event and will be settled in accordance with Section 4 of this Award Agreement.

4.    SETTLEMENT.
(a)    Subject to the terms of the Plan and this Award Agreement, your vested RSUs, minus any Shares that are withheld for taxes as provided under Section 4(c), shall be settled in a lump sum as soon as administratively practicable following the earliest date to occur of: (i) your Termination due to your death or Disability; or (ii) the third anniversary of the Grant Date (the “Settlement Date”). Your whole RSUs shall be settled in full Shares, and any fractional RSU shall be settled in cash, determined based upon the Fair Market Value of a Share on the Settlement Date, which shall be equal to the closing price of a Share on the Settlement date if it is a trading day or, if such date is not a trading day, on the next trading day.
(b)    Except as provided in Section 5 of this Award Agreement, you will have none of the rights of a shareholder with respect to Shares underlying the RSUs unless and until you become the record holder of such Shares.
(c)    You may use one of the following methods to pay the required withholding taxes related to the vesting and settlement of your RSUs. You will decide on the method at the time prescribed by the Company. If you do not elect one of these methods, the Company will apply the Net Settlement method described below:

(i)    CASH PAYMENT: If you elect this alternative, you will be responsible for paying the Company, through the Third Party Administrator, cash equal to the required withholding Taxes applicable on your RSUs.

(ii)    NET SETTLEMENT: If you elect this alternative, the Company will retain the number of Shares with a Fair Market Value equal to the required withholding Taxes applicable on your RSUs, provided that such withholding can be no more than the maximum withholding rate applicable to each jurisdiction for which the Company is required to withhold.
(d)    If there is a Change in Control, your RSUs may vest earlier in accordance with the Plan and pursuant to the discretion of the Committee. See the Plan for further details. Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made. The Payments shall be reduced as described in the preceding sentence only if (i) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (ii) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Executive would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this subsection (a). The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(i)    All determinations to be made under this Section 4(d) shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to a change in control, which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the change in control. Any such determination by such firm shall be binding upon the Company and the Executive. All of the fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section shall be borne solely by the Company.

5.    DIVIDEND EQUIVALENTS. You will be entitled to receive a Dividend Equivalent equal to any dividends declared and paid on each Share represented by a related RSU, subject to the same terms and conditions as the related RSU. Any Dividend Equivalents will be distributed to you in accordance with Section 4 of this Award Agreement or forfeited, depending on whether or not you have met the conditions described in this Award Agreement and the Plan. Any such distributions will be made in (i) cash, for any Dividend Equivalents relating to cash dividends and/or (ii) Shares, for any Dividend Equivalents relating to Share dividends.

6.    FORFEITURE.

(a)Except as otherwise provided in Section 3 or Section 4(d) of this Award Agreement, you will forfeit your unvested RSUs if you Terminate prior to the Vesting Date.

(b)If you engage in “Conduct That Is Harmful To The Company” (as described below), you will forfeit your RSUs and related Dividend Equivalents and must return to the Company all Shares and other amounts you have received through the Plan or this Award Agreement if, without the Company’s written consent, you do any of the following within 180 days before and 730 days after you Terminate:

(i)You breach any confidentiality, nondisclosure, and/or noncompetition obligations under any agreement or plan with the Company or any Affiliate or Subsidiary;

(ii)You engage in conduct that the Committee reasonably concludes requires the forfeiture and recoupment of the Award under the terms of any Company recoupment or clawback policy, any other applicable policy of the Company, and any applicable laws and regulations;

(iii)You fail or refuse to consult with, supply information to or otherwise cooperate with the Company or any Affiliate or Subsidiary after having been requested to do so;

(iv)You deliberately engage in any action that the Company concludes has caused substantial harm to the interests of the Company or any Affiliate or Subsidiary;

(v)You fail to return all property (other than personal property), including vehicles, computer or other equipment or electronic devices, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions that you have produced or received or have otherwise been provided to you in the course of your employment with the Company or any Affiliate or Subsidiary; or

(vi)You engage in conduct that the Committee reasonably concludes would have given rise to a Termination for Cause had it been discovered before you Terminated.

7.    AMENDMENT AND TERMINATION. Subject to the terms of the Plan, the Company may amend or terminate this Award Agreement or the Plan at any time.
8.    BENEFICIARY DESIGNATION. You may name a beneficiary or beneficiaries to receive the any RSUs and related Dividend Equivalents that may vest per the terms of this Award Agreement but are settled after you die. This may be done only on the Beneficiary Designation Form prescribed by the Company or the Third Party Administrator. The Beneficiary Designation Form need not be completed now and is not required as a condition of receiving your Award. If you die without completing a Beneficiary Designation Form or if you do not complete that Form correctly, your beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.
9.    TRANSFERRING YOUR RSUs AND RELATED DIVIDEND EQUIVALENTS. Except as described in Section 8, your RSUs and related Dividend Equivalents may not be transferred to another person. Also, the Committee may allow you to place your RSUs and related Dividend Equivalents into a trust established for your benefit or the benefit of your family. Contact the Third Party Administrator for further details.

10.    GOVERNING LAW. This Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. This Award Agreement and the delivery of any Shares hereunder shall be governed by applicable federal and state securities laws and exchanges.

11.    OTHER AGREEMENTS AND POLICIES. Your RSUs and related Dividend Equivalents will be subject to the terms of any other written agreements between you and the Company or any Affiliate or Subsidiary to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement. Your RSUs and related Dividend Equivalents granted under the Plan shall be subject to any applicable Company clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company from time to time.
12.    ADJUSTMENTS TO YOUR RSUs. Subject to the terms of the Plan, your RSUs and related Dividend Equivalents will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of Shares underlying your RSUs will be adjusted to reflect a stock split).
13.    YOUR ACKNOWLEDGMENT OF AND AGREEMENT TO AWARD CONDITIONS.

By signing below, you acknowledge and agree that:
(a)    A copy of the Plan has been made available to you;
(b)    You understand and accept the terms and conditions of your Award;
(c)    By accepting this Award under the Plan, you agree to all Committee determinations as described in the Plan and this Award Agreement;
(d)    You will consent (on your own behalf and on behalf of your beneficiaries and transferees and without any further consideration) to any necessary change to your Award or this Award Agreement to comply with any law and to avoid paying penalties under Section 409A of the Code, even if those changes affect the terms of your Award and reduce its value or potential value; and
(e)    You must return a signed copy of this Award Agreement utilizing the on-line grant agreement process defined above before [Date 30 Days After Grant Date].

[Grantee’s Name] By: ______________________________ Date signed: ________________________	THE SCOTTS MIRACLE-GRO COMPANY By: ___________________________________ [Name of Company Representative] [Title of Company Representative] Date signed: ____________________________